Exhibit 99.1

Blount Stockholders Approve Acquisition by American Securities and P2 Capital Partners

PORTLAND, OR – April 7, 2016:  Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) announced that, at a Special Meeting of Stockholders held on April 7, 2016, the holders of more than 75% of its shares voted to approve the adoption of the agreement pursuant to which affiliates of American Securities LLC and P2 Capital Partners, LLC will acquire Blount. With the stockholder vote complete, all approvals required to complete the transaction have been received. Subject to the satisfaction or waiver of customary closing conditions, the transaction is expected to close on or about April 12, 2016.

Upon closing, Blount stockholders will be entitled to receive $10.00 in cash, without interest and less any applicable tax withholding, for each share of Blount common stock they own.

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Cautionary Statement Regarding Forward-Looking Statements
“Forward-looking statements” in this release, including without limitation statements regarding the transaction, the expected timetable for completing the transaction, the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward-looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, in particular, among other things, the ability to consummate the proposed transaction in the time frame expected by the parties or at all; any conditions imposed on the parties in connection with the consummation of the proposed transaction; the satisfaction of the remaining conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; litigation relating to the proposed transaction; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the Securities and Exchange Commission, including the “Risk Factors” and “Forward Looking Statements” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.  The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About Blount International
Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws.  Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world.  Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands.  For more information about Blount, please visit our website at http://www.blount.com.

Contact:
David Dugan
503.653.4692